Exhibit 99.1

For more information, contact:

Kevin Eichner (314) 725 5500

Frank Sanfilippo (314) 725 5500

Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL REPORTS 34.5% INCREASE IN EARNINGS OVER

PREVIOUS YEAR

Trust Income Grows 43.5%

St. Louis, April 20, 2004 – Enterprise Financial Services Corp (OTCBB: EFSC), the parent company of Enterprise Bank and Trust reported net income of $1.5 million or $0.15 per fully diluted share for the three months ended March 31, 2004. For the three months ended March 31, 2003, net income was $1.1 million or $0.12 per fully diluted share. The reported earnings represent a 34.5% increase over the same quarter in 2003.

Portfolio loans grew by $119 million or 16.7% since March 31, 2003 and ended the quarter at $831 million. This growth was funded by a $120 million increase in deposits or 16.3% for the same period. Net interest income for the first quarter of 2004 was $8.4 million, a $336,000 or 4.2% increase over the same period last year. The net interest rate margin for the first quarter of 2004 was 3.88% compared to 4.08% in the same period last year.

“We are very pleased with our continued momentum,” said Kevin Eichner, president and CEO of Enterprise Financial. “Our growth is strong relative to our peers, and reflects the impact our talent is having in the marketplace. When we are able to grow at these rates while holding our non-interest expense at less than a 2% growth rate, it obviously bodes well for core earnings.”

In addition to its outstanding growth in its commercial banking business, the Company’s Wealth Management segment also enjoyed a very positive quarter. Trust income grew by $257,000 or 43.5% for the first three months of 2004 versus 2003. Assets under administration in Enterprise Trust were $1.17 billion at March 31, 2004 versus $986 million at March 31, 2003, an 18.2% increase. The Company also launched its Business Consulting and Wealth Products units in the first quarter to further enhance its Wealth Management offerings to its clients.

The provision for loan losses was $597,000 for the first quarter of 2004 compared to $999,000 for the same period in 2003. The allowance for loan losses of $10.69 million at March 31, 2004 represents 1.29% of outstanding portfolio loans, unchanged from March 31, 2003.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

Please refer to Enterprise Financial’s consolidated balance sheets as of March 31, 2004 and 2003 and consolidated statements of operations for the three months ended March 31, 2004 and 2003 attached for more details.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2003 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

March 31, 2004 and 2003

(Dollars in thousands, except share data)

	2004	2003
Assets
Cash and due from banks	$25,417	$42,440
Federal funds sold	41,750	30,828
Interest-bearing deposits	843	93
Investments in debt and equity securities:
Available for sale, at estimated fair value	51,404	69,829
Held to maturity, at amortized cost (estimated fair value of $9 at March 31, 2004 and $12 at March 31, 2003)	9	12

Total investments in debt and equity securities	51,413	69,841

Loans held for sale	2,645	3,868
Loans, less unearned loan fees	830,948	712,154
Less allowance for loan losses	10,686	9,175

Loans, net	820,262	702,979

Other real estate owned	653	450
Fixed assets, net	7,222	7,427
Accrued interest receivable	2,820	3,656
Goodwill	1,938	2,087
Assets held for sale	—	28,633
Prepaid expenses and other assets	8,631	10,459

Total assets	$963,594	$902,761

Liabilities and Shareholders’ Equity
Deposits:
Demand	$171,176	$165,465
Interest-bearing transaction accounts	58,179	54,286
Money market accounts	388,757	347,500
Savings	4,260	3,673
Certificates of deposit:
$100,000 and over	197,171	117,203
Other	41,098	52,053

Total deposits	860,641	740,180
Subordinated debentures	15,464	15,464
Federal Home Loan Bank advances	14,468	29,433
Notes payable and other borrowings	987	2,459
Accrued interest payable	1,021	1,269
Liabilities held for sale	—	48,862
Accounts payable and accrued expenses	3,857	4,941

Total liabilities	896,438	842,608

Shareholders’ equity:
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 9,676,675 shares at March 31, 2004 and 9,538,416 shares at March 31, 2003	97	95
Surplus	40,233	38,867
Retained earnings	26,117	19,618
Accumulated other comprehensive income	709	1,573

Total shareholders’ equity	67,156	60,153

Total liabilities and shareholders’ equity	$963,594	$902,761

ENTERPRISE FINANCIAL SERVICES CORP AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

Three Months Ended March 31, 2004 and 2003

(Dollars in thousands, except share data)

	2004	2003
Interest income:
Interest and fees on loans	$10,457	$10,369
Interest on debt and equity securities:
Taxable	409	467
Nontaxable	10	—
Interest on federal funds sold	48	38
Dividends on equity securities	20	24

Total interest income	10,944	10,898

Interest expense:
Interest-bearing transaction accounts	39	52
Money market accounts	859	927
Savings	3	14
Certificates of deposit:
$100,000 and over	861	668
Other	264	563
Subordinated debentures	317	318
Federal Home Loan Bank borrowings	185	290
Notes payable and other borrowings	26	11

Total interest expense	2,554	2,843

Net interest income	8,390	8,055
Provision for loan losses	597	999
Net interest income after provision for loan losses	7,793	7,056

Noninterest income:
Service charges on deposit accounts	457	487
Trust income	847	590
Other service charges and fee income	107	97
Gain on sale of mortgage loans	68	251
Gain on sale of securities	1	78

Total noninterest income	1,480	1,503

Noninterest expense:
Compensation	3,852	3,528
Payroll taxes and employee benefits	837	672
Occupancy	496	476
Furniture and equipment	182	221
Data processing	185	242
Other	1,320	1,619

Total noninterest expense	6,872	6,758

Income before income tax expense	2,401	1,801
Income tax expense	875	666

Net income	$1,526	$1,135

Per share amounts
Basic earnings per share	$0.16	$0.12

Basic weighted average common shares outstanding	9,640,145	9,520,631

Diluted earnings per share	$0.15	$0.12

Diluted weighted average common shares outstanding	9,942,143	9,825,620